UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TEMPLE-INLAND INC.
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EXPLANATORY NOTE

Temple-Inland Inc., or “Temple-Inland,” the “Company,” “we” or “us,” previously filed a definitive proxy statement, dated November 7, 2011, which we refer to as the proxy statement, with respect to the special meeting of stockholders to be held on December 7, 2011. The following amends and supplements the disclosure included in the proxy statement.

AMENDED AND SUPPLEMENTAL DISCLOSURE

(1)

The section of the proxy statement entitled “The Merger — Opinion of Goldman Sachs” is deleted in its entirety and replaced with the following:

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion to the Temple-Inland board that, as of September 6, 2011 and based upon and subject to the factors and assumptions set forth therein, the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 6, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Temple-Inland board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Temple-Inland common stock or other securities should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Temple-Inland for the five fiscal years ended January 1, 2011;

•	annual reports to stockholders and Annual Reports on Form 10-K of IP for the five fiscal years ended December 31, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Temple-Inland and IP;

•	certain other communications from Temple-Inland and IP to their respective stockholders;

•	certain publicly available research analyst reports for Temple-Inland and IP; and

•

the most recent internal financial analyses and forecasts for Temple-Inland prepared by its management, as approved for Goldman Sachs’ use by Temple-Inland, which we refer to as the Revised Forecasts, and which are described in the section entitled “The Merger — Financial Forecasts.”

Goldman Sachs also held discussions with members of the senior management of Temple-Inland regarding their assessment of the past and current business operations, financial condition and future prospects of Temple-Inland; reviewed the reported price and trading activity for Temple-Inland common stock; compared certain financial and stock market information for Temple-Inland and IP with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the corrugated and paper packaging industries specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Temple-Inland board that the Revised Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Temple-Inland. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Temple-Inland, nor was any evaluation or appraisal of the assets or liabilities of Temple-Inland furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Temple-Inland to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Temple-Inland; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Temple-Inland; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Temple-Inland, or class of such persons, in connection with the merger, whether relative to the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Temple-Inland or IP or the ability of Temple-Inland or IP to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Temple-Inland board in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of Temple-Inland common stock should vote with respect to such merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Temple-Inland board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 2, 2011 and is not necessarily indicative of current market conditions.

Summary of Transaction. Goldman Sachs analyzed the $32.00 to be paid per share of Temple-Inland common stock under the merger agreement in relation to the per share price of Temple-Inland common stock on May 16, 2011 (the day before IP first approached Temple-Inland about a possible transaction), the per share price of Temple-Inland common stock on June 6, 2011 (the last trading day before IP’s offer was made public) and the per share price of Temple-Inland common stock on September 2, 2011 (the last trading day prior to the joint announcement that Temple-Inland and IP had entered into the merger agreement). Goldman Sachs also analyzed the $32.00 to be paid per share of Temple-Inland common stock under the merger agreement in relation to the 52-week high per share price of Temple-Inland common stock for the 52-week period ended June 6, 2011 and the average trading prices of Temple-Inland common stock for the one-week, one-month, 60-day and 90-day periods ended June 6, 2011. The following table presents the results of this analysis:

Premium Analysis	Value	Premium
Premium to May 16, 2011 close	$24.04	33.1%
Premium to June 6, 2011 close	$21.01	52.3%
Premium to September 2, 2011 close	$24.63	29.9%
Premium to 52-week high as of June 6, 2011 close	$25.90	23.6%
Premium to one-week average (May 31, 2011 to June 6, 2011)	$22.30	43.5%
Premium to one-month average (May 9, 2011 to June 6, 2011)	$23.21	37.9%
Premium to 60-day average (trading days)	$22.91	39.7%
Premium to 90-day average (trading days)	$23.30	37.4%

Goldman Sachs also calculated and compared various financial multiples and ratios for Temple-Inland based on data from Temple-Inland’s filings and press releases and estimates from the Institutional Brokers Estimate System (“IBES”). The following ratios were calculated:

•

ratios of the implied enterprise value (“EV”) of Temple-Inland on June 6, 2011, September 2, 2011 and at the transaction price, computed by adding Temple-Inland’s net debt of $690 million to an implied equity value on June 6, 2011, on September 2, 2011 and at the transaction price of $2,318 million, $2,737 million and $3,590 million, respectively, to Temple-Inland’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the prior 12 months as derived from Temple-Inland’s publicly filed financial statements, and to Temple-Inland’s estimated EBITDA provided by IBES, for calendar years 2011 and 2012 ($440 million and $577 million respectively, as estimated by IBES as of September 2, 2011); and

•

price/earnings (“P/E”) ratios for Temple-Inland, computed by dividing the price of Temple-Inland common stock on June 6, 2011, September 2, 2011 and at the transaction price, by Temple-Inland’s earnings per share of common stock for the prior 12 months as derived from Temple-Inland’s publicly filed financial statements, and Temple-Inland’s estimated earnings per share of common stock provided by IBES, for calendar years 2011 and 2012 ($1.00 per share and $1.80 per share respectively, as estimated by IBES as of September 2, 2011).

The following table presents the results of this analysis:

	June 6, 2011	September 2, 2011	Transaction
EV/ EBITDA
LTM	6.9x	7.8x	9.8x
CY2011E	6.8x	7.8x	9.7x
CY2012E	5.2x	5.9x	7.4x
Price/EPS
LTM	18.3x	21.4x	27.8x
CY2011E	21.0x	24.6x	32.0x
CY2012E	11.7x	13.7x	17.8x

Illustrative Discounted Cash Flow Analysis. Using the Revised Forecasts prepared by Temple-Inland’s management, Goldman Sachs calculated indications of net present values per share of Temple-Inland common stock of estimated unlevered free cash flows for Temple-Inland for the second half of fiscal year 2011 through fiscal year 2015. The illustrative per share indications include both the illustrative net present value of the cash flow associated with the assets and liabilities of Temple-Inland’s Timberland Financing, an estimated $196 million liability, and the illustrative net present value of the AMT associated with such Timberland Financing, an estimated $258 million asset. Unlevered free cash flow represents Temple-Inland’s projected EBIT, minus taxes (calculated by multiplying the tax rate contained in the Revised Forecasts by Temple-Inland’s projected EBIT), minus projected capital expenditures, minus the projected increase in net working capital, plus depreciation and amortization and other items. In addition, stock based compensation expense was included for purposes of determining unlevered free cash flow. In conducting its illustrative discounted cash flow analysis, Goldman Sachs derived a range of discount rates from 9.5% to 10.5% utilizing the capital asset pricing model, which takes into account certain financial metrics, including betas for the Selected Companies (as defined below), as well as certain financial metrics for the United States financial markets generally and taking into account the significant interest rate volatility during the period between the initial IP offer and the execution of the merger agreement. Goldman Sachs also calculated illustrative terminal values for fiscal year 2015 based on (i) perpetuity growth rates ranging from 1.0% to 3.0% and (ii) forward multiples of steady-state EBITDA of 6.0x to 7.5x. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Revised Forecasts and market expectations regarding long-term growth of gross domestic product and inflation. Goldman Sachs selected terminal multiples of steady-state EBITDA ranging from 6.0x to 7.5x in order to calculate the terminal value based upon several factors, including an analysis of the long-term average one-year forward EBITDA multiples of Temple-Inland. Based on the Revised Forecasts, steady-state EBITDA was calculated separately for Temple-Inland’s corrugated packaging and building products businesses and, in the case of the former, was estimated at $629 million (pre-corporate allocation) which was calculated based on the average of estimated pre-corporate EBITDA for corrugated packaging from 2011 through 2015 and, in the case of the latter, was estimated by Temple-Inland management at $229 million (pre-corporate allocation) which was calculated based on an assumed average housing start level of 1.5 million total annual housing starts. The $229 million in steady-state EBITDA for building products compares to $22 million in pre-corporate allocation 2010 EBITDA for building products and the $629 million in steady-state EBITDA for corrugated packaging compares to $476 million in pre-corporate allocation 2010 EBITDA for corrugated packaging. Estimated total steady-state corporate allocation of $90 million was allocated to the corrugated packaging and building products businesses based on relative revenue contribution. Goldman Sachs then calculated indications of net present values of these illustrative terminal values for fiscal year 2015, by applying discount rates ranging from 9.5% to 10.5%, using a mid-year convention for a discounted cash flow analysis using the perpetuity growth method or a year-end convention for the terminal value when using a terminal multiple approach. The analysis employing the perpetuity growth method resulted in a range of illustrative per share indications from $28.48 to $41.11 and the analysis employing the EBITDA multiple method resulted in a range of illustrative per share indications from $30.49 to $38.71.

Illustrative Present Value of Future Share Price and Total Return to Shareholders Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of Temple-Inland’s future share price and total shareholder return per share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple as well as dividends Temple-Inland is expected to pay. For this analysis, Goldman Sachs used certain financial information from the Revised Forecasts prepared by Temple-Inland’s management for each of the fiscal years 2012 to 2015. Goldman Sachs first calculated the implied values per share of Temple-Inland common stock for each of the fiscal years 2012 to 2015, by applying a range of EV to EBITDA multiples from 6.0x to 7.5x, to estimated EBITDA for each of the fiscal years 2012 to 2015, and then deducted the forecast net debt for each period to arrive at illustrative future equity values. In arriving at such illustrative future equity values, Goldman Sachs included both the illustrative net present value of the cash flow associated with the assets and liabilities of Temple-Inland’s Timberland Financing and the illustrative net present value of the AMT associated with such Timberland Financing, in each case for the applicable fiscal year. Goldman Sachs then divided those illustrative future equity values by the fully diluted shares outstanding and discounted those values back to the present, using a discount rate of 11.2%. In conducting its illustrative present value of future share price and total return to shareholders analysis, Goldman Sachs used a discount rate derived by utilizing the capital asset pricing model, which takes into account certain financial metrics, including betas for the Selected Companies (as defined below), as well as certain financial metrics for the United States financial markets generally. The implied values per share of Temple-Inland common stock also reflected the present value of dividends estimated to be received from 2012 through 2015 and included dividends received in the second half of 2011. This analysis resulted in the following ranges of illustrative implied present values per share of Temple-Inland common stock:

Range of Implied Present Values
Forward EV/ EBITDA Multiple Range	2012E	2013E	2014E	2015E
6.0x - 7.5x	$26.87 - $34.40	$29.13 - $36.80	$29.08 - $36.24	$24.69 - $30.29

Illustrative Leveraged Buyout Analysis. Using the Revised Forecasts prepared by Temple-Inland’s management and publicly available historical information, Goldman Sachs performed an illustrative leveraged buyout analysis. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed that the merger closed at fiscal year-end 2011, customary financing fees, advisory fees and debt breakage costs and treated the net present value of the cash flow associated with the assets and liabilities of Temple-Inland’s Timberland Financing, an illustrative $196 million liability, as debt for purposes of the illustrative leveraged buyout analysis. The benefit of the AMT associated with the Timberland Financing was included in the illustrative leverage buyout analysis cash flows based on the Revised Forecasts prepared by Temple-Inland management. Goldman Sachs further assumed the following illustrative capital structure and associated costs of debt: (i) Term Loan A for $650 million at London Inter-Bank Offered Rate (“LIBOR”) plus 475 basis points, (ii) Term Loan B for $750 million at LIBOR plus 500 basis points, (iii) existing $114 million of senior secured notes due 2016 at 8.625%, (iv) existing $230 million of senior secured notes due 2018 at 8.625% and (v) $750 million of senior unsecured notes at 9.25%. Based on a range of illustrative purchase prices per share of Temple-Inland of $30.60 to $40.00 (including within this range the merger consideration of $32.00 per share), an illustrative leverage level of 5.7x 2011E Adjusted EBITDA and a range of illustrative exit Adjusted EBITDA multiples of 6.0x to 7.5x for the assumed exit at the end of 2015, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 1.7% to 22.9%. At the low end of the illustrative purchase price range assumed, $30.60 per share, approximately 39% of sources of funds was secured debt, 17% was unsecured debt and 43% was equity.

Analysis of Trading Multiples. Goldman Sachs reviewed and compared certain financial information for Temple-Inland to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the corrugated and paper packaging industries:

•	Packaging Corporation of America;

•	International Paper Company; and

•	Rock-Tenn Company (collectively, the “Selected Companies”).

Although none of the Selected Companies is directly comparable to Temple-Inland, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Temple-Inland given their operations in, and exposure to, the containerboard and corrugated packaging markets. The analysis was undertaken to assist the board of directors of Temple-Inland in understanding how the Selected Companies were then currently trading with respect to certain commonly used financial metrics. The analysis was also provided to the Temple-Inland board of directors to help the directors understand the existing market dynamics with respect to Temple-Inland and the Selected Companies.

Goldman Sachs calculated and compared various financial multiples of Temple-Inland and the Selected Companies, in addition to financial multiples for a composite of building products companies that comprised Louisiana Pacific Corporation, Norbord Inc., Eagle Materials Inc. and USG Corporation (the “Building Products Composite”). The multiples of Temple-Inland, the Building Products Composite and for each of the Selected Companies were based on SEC filings, IBES estimates and other publicly available information. With respect to Temple-Inland, the Building Products Composite and the Selected Companies, Goldman Sachs calculated EV as a multiple of estimated EBITDA for the calendar years 2011 and 2012. Goldman Sachs also calculated the estimated P/E multiple for the calendar years 2011 and 2012. Goldman Sachs calculated the multiples for Temple-Inland based on the share price as of September 2, 2011 (the last trading day prior to the joint announcement that Temple-Inland and IP had entered into the merger agreement) as well as June 6, 2011 (the last trading day before IP’s offer was made public).

The following table presents a summary of the results of this analysis:

Multiple	Packaging Corporation of America	International Paper Company	Rock-Tenn Company	Building Products Composite	Temple-Inland (as of September 2, 2011)	Temple-Inland (as of June 6, 2011)
EV/2011E EBITDA (x)	6.9x	4.7x	4.9x	27.0x	7.8x	6.0x
EV/2012E EBITDA (x)	5.6x	4.5x	4.6x	10.6x	5.9x	4.6x
2011 P/E (x)	15.0x	8.5x	7.7x	35.5x	24.6x	15.0x
2012 P/E (x)	10.8x	7.7x	6.8x	19.0x	13.7x	9.6x

The table below presents the IBES estimates, as of September 2, 2011, for each of the corrugated and paper packaging companies included in the analysis and Temple-Inland, for each of 2011 and 2012:

	IBES EBITDA Estimate		IBES EPS Estimate
	2011	2012	2011	2012
	($ million)		($ per share)
Temple-Inland	$440	$577	$1.00	$1.80
Packaging Corporation of America	$442	$539	$1.65	$2.30
IP	$3,738	$3,895	$3.00	$3.30
Rock-Tenn Company	$1,421	$1,518	$6.56	$7.34

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the corrugated and paper packaging industries since May 1997:

•	Rock-Tenn’s acquisition of Smurfit-Stone announced on January 23, 2011;

•	Kapstone Paper’s acquisition of MWV (Charleston Mill) on April 7, 2008;

•	IP’s acquisition of Weyerhaeuser Packaging on March 15, 2008;

•	Rock-Tenn’s acquisition of Southern Container Corp. on January 10, 2008;

•	Cascades’ acquisition of Novampac (50% interest) on December 5, 2006;

•	Smurfit-Stone’s acquisition of Meadwestvaco (Stevenson) on July 24, 2002;

•	Temple-Inland’s acquisition of Gaylord Container on September 27, 2001;

•	Weyerhaeuser’s acquisition of Willamette on November 13, 2000;

•	Smurfit-Stone’s acquisition of St. Laurent on February 23, 2000;

•	Madison Dearborn’s acquisition of Packaging Corp. on April 12, 1999;

•	IP’s acquisition of Union Camp on November 24, 1998; and

•	St. Laurent Paperboard’s acquisition of Chesapeake (West Point) on May 2, 1997.

For each of the selected transactions, Goldman Sachs calculated and compared EV as a multiple of last twelve months EBITDA, using publicly available data including the applicable acquiror’s stock price at announcement, and then calculated the median of this multiple for all of the selected transactions. While none of the companies that participated in the selected transactions is directly comparable to Temple-Inland, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Temple-Inland’s results, market size and product profile given their operations in, and exposure to, the containerboard and corrugated packaging markets. The analysis was undertaken to assist the board of directors of Temple-Inland in understanding how the enterprise value as a multiple of the respective targets’ EBITDA in the selected transactions compared to the transaction price of $32 per share of Temple-Inland common stock.

The multiples observed for each of the selected transactions are as follows:

Selected Transactions (Acquiror / Target)	Enterprise Value as a Multiple of LTM EBITDA
	At Announcement	At Closing (1)
Rock-Tenn / Smurfit-Stone	7.2x	8.3x
Kapstone Paper / MWV (Charleston Mill)	7.8x	—
IP / Weyerhaeuser Packaging	8.8x	—
Rock-Tenn / Southern Container Corp.	7.5x	—
Cascade / Norampec	8.8x	—
Smurfit-Stone / Meadwestvaco	6.9x	—
Temple Inland / Gaylord Container	8.9x	—
Weyerhaeuser / Willamette	8.1x	—
Smurfit-Stone / St. Laurent	9.8x	9.7x
Madison Dearborn / Packaging Corp.	7.8x	—
IP / Union Camp	11.8x	13.6x
St. Laurent Paperboard / Chesapeake (West Point)	10.7x	—

(1)	Adjusted to account for the change in value of the offer based on the change of value of the stock component of the consideration between the announcement and closing of the selected transaction.

The following table presents the results of this analysis with the proposed transaction multiple calculated using $32.00 per share and financial information as of September 2, 2011:

	Selected Transactions At Announcement		Proposed Transaction
Enterprise Value as a Multiple of:	Range	Median
LTM EBITDA	6.9x-11.8x	8.4x	9.8x

Illustrative Pro Forma Impact Analysis. Goldman Sachs performed an analysis of the illustrative pro forma impact of the acquisition on IP’s estimated EPS for the years 2012 and 2013 (as estimated by IBES as of September 2, 2011), assuming a transaction price per share of $32.00 to be paid in cash financed with, the use of $1.5 billion of IP’s existing cash and all existing cash held by Temple-Inland as well as the issue of new debt at an assumed blended pre-tax cost of debt of 4.45%. The illustrative analysis further assumes a 35% marginal tax rate, synergies in line with median synergies announced in precedent transactions and the synergies announced by IP, and that 50% and 100% of the estimated synergies will be realized in 2012 and 2013, respectively. Based upon these assumptions, among others, and not including any time or costs necessary to realize the estimated synergies, the analysis indicated that the illustrative pro forma impact of the acquisition would be 10.5% and 19.4% accretive to IP’s estimated EPS in 2012 and 2013, respectively.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Temple-Inland or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Temple-Inland board as to the fairness from a financial point of view of the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Temple-Inland, IP, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Temple-Inland and IP and was approved by the Temple-Inland board. Goldman Sachs provided advice to Temple-Inland during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Temple-Inland or the Temple-Inland board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Temple-Inland board was one of many factors taken into consideration by the Temple-Inland board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Temple-Inland, IP and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Temple-Inland in connection with, and participated in certain of the negotiations leading to, the merger. During the two year period ended September 6, 2011, Goldman Sachs has not been engaged by Temple-Inland, IP or their respective affiliates to provide investment banking services for which the Investment Banking Division of Goldman Sachs has received compensation, other than for the financial advisory services provided to Temple-Inland in connection with IP’s offer described herein. Goldman Sachs may also in the future provide investment banking services to Temple-Inland, IP, and their respective affiliates for which its Investment Banking Division may receive compensation.

The Temple-Inland board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter dated June 4, 2011, Temple-Inland engaged Goldman Sachs to act as its financial advisor in connection with IP’s offer. Pursuant to the terms of this engagement letter, Temple-Inland has agreed to pay Goldman Sachs a transaction fee currently estimated to be approximately $23 million, $1 million of which became payable upon signing of the engagement letter and the remainder of which is payable immediately prior to consummation of the merger. Under the engagement letter, in the event a sale of Temple-Inland is not completed by June 4, 2012, Temple-Inland is required to pay Goldman Sachs a financial advisory fee of $20 million, less the $1 million that became payable upon signing of the engagement letter. Accordingly, approximately $3 million, or 13 percent, of the transaction fee is contingent upon the consummation of the merger. In addition, Temple-Inland has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement.

(2)

The section of the proxy statement entitled “The Merger — Financial Forecasts” is deleted in its entirety and replaced with the following:

Financial Forecasts

Temple-Inland does not as a matter of general practice publicly disclose financial projections due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. In evaluating a possible transaction with IP, management of Temple-Inland prepared the Revised Forecasts and provided them to the Temple-Inland board and its advisors. The Revised Forecasts were not prepared for public disclosure and were not provided to IP prior to the execution of the Merger Agreement. A summary of the Revised Forecasts is included in this proxy statement. The Revised Forecasts were prepared in September 2011 and reflected a declining economic outlook and projected Temple-Inland performance. You should note that the Revised Forecasts constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” on page 15.

This summary of the Revised Forecasts is not provided to influence your decision regarding whether to vote for the proposal to adopt the merger agreement, but is being included only because the Revised Forecasts were made available to the Temple-Inland board and its advisors in evaluating a potential transaction with IP. Temple-Inland’s internal financial projections, upon which the Revised Forecasts were based, are subjective in many respects. There can be no assurance that the Revised Forecasts will be realized or that actual results will not be significantly higher or lower than projected. The Revised Forecasts also cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Revised Forecasts will be achieved. As a result, the inclusion of the Revised Forecasts in this proxy statement does not constitute an admission or representation by Temple-Inland that the information is material.

In addition, the Revised Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (which we refer to as GAAP), the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Temple-Inland’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Revised Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Revised Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Temple-Inland. Temple-Inland believes the assumptions that its management used as a basis for the Revised Forecasts were reasonable at the time management prepared the Revised Forecasts, taking into account the relevant information available to management at the time. Important factors that may affect actual results and cause the Revised Forecasts not to be achieved include general economic conditions, demand for new housing, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with recent acquisitions, increases in transportation costs, and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15. In addition, the Revised Forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Temple-Inland’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the Revised Forecasts were prepared and that was not anticipated at the time the Revised Forecasts were prepared. Accordingly, there can be no assurance that the Revised Forecasts will be realized or that future financial results will not materially vary from the Revised Forecasts.

Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the Revised Forecasts were prepared. Except as may be required by law, Temple-Inland disclaims any obligation to update or otherwise revise the Revised Forecasts to reflect circumstances, economic conditions or other developments existing or occurring after the date the Revised Forecasts were prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the Revised Forecasts were based are no longer appropriate. These considerations should be taken into account in reviewing the Revised Forecasts, which were prepared as of an earlier date.

The following is a summary of the Revised Forecasts prepared by management of Temple-Inland and given to the Temple-Inland board and its advisors:

Summary of the Revised Forecasts(1)

	Fiscal Year
	2011E	2012E	2013E	2014E	2015E
	(Dollars in millions)
Total Revenues	$4,007	$4,187	$4,404	$4,606	$4,636
Total Segment Operating Income (2)	$379	$531	$618	$641	$533
EBIT(3)	$254	$423	$505	$532	$437
Net Income	$98	$218	$279	$295	$237
EBITDA (4)	$449	$618	$700	$727	$632
Cash From Operations	$427	$461	$557	$572	$519
Capital Expenditures	$225	$212	$198	$175	$150

(1)	A tax rate of 39% was assumed for all years.
(2)	Before expenses not allocated to segments.
(3)	EBIT, which is defined as earnings before interest, taxes, and certain one-time gains, charges, and expenses, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.
(4)	EBITDA, which is defined as earnings before interest, taxes, depreciation, amortization, and certain one-time gains, charges, and expenses, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(3)

The following section is inserted immediately following the section of the proxy statement entitled “The Merger — Financial Forecasts”:

Timberland Financing

In addition to the Revised Forecasts, among other information considered in evaluating a potential transaction with IP was any impact from the assets and liabilities associated with Temple-Inland’s sale of its strategic timberlands 2007. We refer to this transaction as the Timberland Financing. Temple-Inland sold its strategic timberland in October 2007 for $2.38 billion. The total consideration consisted almost entirely of notes due in 2027 issued by the buyer of the timberland. The notes are secured by $2.38 billion of irrevocable letters of credit, which are secured by the buyer’s long-term deposits with the letter of credit banks of $2.38 billion of cash and cash equivalents. These assets are recorded on Temple-Inland’s balance sheet as Financial Assets of Special Purpose Entities.

In December 2007, two wholly-owned, bankruptcy-remote subsidiaries formed by Temple-Inland borrowed $2.14 billion repayable in 2027 from a group of lenders affiliated with Citibank, N.A., and led by Citicorp North America, Inc., as agent, under substantially similar loan agreements. The loans are nonrecourse to Temple-Inland and are secured only by the $2.38 billion of notes and the letters of credit. These liabilities are recorded on Temple-Inland’s balance sheet as Nonrecourse Financial Liabilities of Special Purpose Entities.

In connection with this transaction, Temple-Inland recognized an increase in its deferred taxes as a result of the deferred gain on the sale of strategic timberland and paid approximately $280 million in alternative minimum taxes (AMT). The AMT payment generated an equal amount of AMT credits that Temple-Inland can carry forward indefinitely.

Cautionary Statement Regarding Forward-Looking Information

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this document. All forward-looking statements are subject to a number of important factors, risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in any forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction. These factors and risks include, but are not limited to, the strategic opportunity and perceived value to Temple-Inland’s stockholders of the transaction, general economic conditions, demand for new housing, accuracy of certain accounting assumptions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational, and legal risks and uncertainties detailed from time to time in Temple-Inland’s and IP’s cautionary statements contained in its filings with the SEC, such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this document are made only as of the date hereof. Temple-Inland disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Additional Information and Where to Find It

On November 7, 2011, Temple-Inland filed with the SEC a definitive proxy statement in connection with the proposed transaction with IP (which we refer to, as it may be amended from time to time, as the proxy statement”). The proxy statement has been mailed to the stockholders of Temple-Inland and contains important information about the proposed transaction and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials, and any other documents filed by Temple-Inland with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders can obtain free copies of the proxy statement from Temple-Inland by contacting Investor Relations by mail at Attention: Investor Relations, 1300 S. MoPac Expressway, 3rd Floor, Austin, TX 78746.

Participants in the Solicitation

Temple-Inland and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Temple-Inland stockholders in connection with the proposed transaction. Information about Temple-Inland’s directors and executive officers is set forth in the proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2011, and its Annual Report on Form 10-K for the year ended January 1, 2011, which was filed with the SEC on February 22, 2011. The proxy statement is available free of charge at the SEC’s website at www.sec.gov, and by mail at Attention: Investor Relations, 1300 S. MoPac Expressway, 3rd Floor, Austin, TX 78746, or by going to Temple-Inland’s Investor Relations page on its corporate website at www.templeinland.com.